EXHIBIT 10.1

Amendment Number 1

to the AmSouth Bancorporation

1996 Long Term Incentive Compensation Plan

AmSouth Bancorporation hereby amends the 1996 Long Term Incentive Compensation Plan as Amended Effective January 1, 2004 (the “Plan”) as follows:

1.    Effective January 1, 2006, by deleting section 8.7 and substituting in lieu thereof the following:

“8.7. TERMINATION OF EMPLOYMENT. Upon termination of a Participant’s employment, more than one year after the date on which the Participant was granted Shares of Restricted Stock (or such shorter period after that date as may be set forth in the Restricted Stock Award Agreement), by reason of death, Disability, or Retirement, all of such Restricted Shares shall vest immediately subject to any limitations under Code Section 162(m). Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Shares following termination of the Participant’s employment with the Company in all other circumstances. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment; provided, however, that, except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Covered Employees shall occur at the time they otherwise would have, but for the employment termination.”

2.    Effective January 1, 2006, by deleting section 8x.7 and substituting in lieu thereof the following:

“8x.7. TERMINATION OF EMPLOYMENT. Upon termination of a Participant’s employment, more than one year after the date on which the Participant was granted Restricted Stock Units (or such shorter period after that date as may be set forth in the Restricted Stock Unit Award Agreement), by reason of death, Disability, or Retirement, all of such Restricted Stock Units shall vest immediately subject to any limitations under Code Section 162(m) and any contrary provisions set forth in the Restricted Stock Unit Award Agreement. Each Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to retain unvested Restricted Stock Units following termination of the Participant’s employment with the Company in all other circumstances. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Restricted Stock Unit Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment; provided, however, that, except in the cases of terminations connected with a Change in Control and terminations by reason of death or Disability, the vesting of Restricted Stock Units which qualify for the Performance-Based Exception and which are held by Covered Employees shall occur at the time they otherwise would have, but for the employment termination.”

3.    All of the other terms, provisions and conditions of the Plan not herein amended shall remain in full force and effect.

IN WITNESS WHEREOF, AmSouth Bancorporation on behalf of itself and all participating Employers, has executed this Amendment Number 1 on this 24th day of March, 2006, effective as of January 1, 2006.

AMSOUTH BANCORPORATION

By:	/S/ C. DOWD RITTER
Its:	Chairman, President, and Chief Executive Officer

ATTEST:

By:	/s/ CARL L. GORDAY

Its: Assistant Secretary